As filed with the Securities and Exchange Commission on February 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Flextronics International Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Singapore (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

36 Robinson Road #18-01, City House, Singapore 068877
(Address of Principal Executive Offices)

Registrant’s 2002 Interim Incentive Plan
(Full Title of the Plan)

Michael E. Marks
Chief Executive Officer
Flextronics International Ltd.
36 Robinson Road #18-01
City House, Singapore 068877
(65) 6299-8888
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Timothy Stewart, Esq. Flextronics International Ltd. c/o Flextronics International USA, Inc. 2090 Fortune Drive San Jose, CA 95131	David K. Michaels, Esq. Cynthia E. Garabedian, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed
Securities	to be	Offering Price	Maximum Aggregate	Amount of
to be Registered	Registered	Per Share	Offering Price	Registration Fee

Ordinary Shares, S$0.01 par value	20,000,000	$7.54 (1)	$150,800,000	$13,874

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low sales prices reported on the Nasdaq National Market on February 12, 2003.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains audited financial statements as of March 31, 2001 and 2002, and for each of the fiscal years in the three-year period ended March 31, 2002;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2002, September 30, 2002 and December 31, 2002, filed pursuant to Section 13(a) of the Exchange Act; and

(c)	the description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A filed with the Commission under Section 12(g) of the Exchange Act.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Article 155 of the Registrant’s Articles of Association provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by the Registrant against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Registrant and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

     Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

     The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Companies Act.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

		Incorporated By Reference
						Filed
Exhibit				Filing	Exhibit	Herewith
No.	Exhibit	Form	File No.	Date	No.

4.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1
4.02	Registrant’s 2002 Interim Incentive Plan, together with forms of Notice of Grant of Stock Option, Share Option Agreement and Share Option Exercise Agreement.					X
4.03	Indenture dated as of October 15, 1997 between Registrant and State Street Bank and Trust Company of California, N.A., as trustee.	8-K	000-23354	10-22-97	10.1
4.04	U.S. Dollar Indenture dated June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.1
4.05	Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.2
4.06	Credit Agreement dated as of March 8, 2002 among Flextronics International Ltd., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, ABN AMRO Bank N.V. and Fleet National Bank, as co-lead arrangers, Deutsche Banc Alex. Brown Inc., Bank of America, N.A., Citicorp USA, Inc. and Fleet National Bank, as co-syndication agents, The Bank of Nova Scotia, as senior managing agent, BNP Paribas and Credit Suisse First Boston, as managing agents, and Fleet National Bank, as the issue of letters of credit.*	10-K	000-23354	05-03-02	4.04
4.07	Credit Agreement dated as of March 8, 2002 among Flextronics International USA, Inc., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, ABN AMRO Bank N.V. and Fleet National Bank, as co-lead arrangers, Deutsche Banc Alex. Brown Inc., Bank of America, N.A., Citicorp USA, Inc. and Fleet National Bank, as co-syndication agents, The Bank of Nova Scotia, as senior managing agent, BNP Paribas and Credit Suisse First Boston, as managing agents, and	10-K	000-23354	05-03-02	4.05

Fleet National Bank, as the issue of letters of credit.*
5.01	Opinion of Allen & Gledhill.	X
15.01	Letter in lieu of consent from Deloitte & Touche LLP, dated February 6, 2003 regarding unaudited interim financial information.	X
23.01	Consent of Allen & Gledhill (included in Exhibit 5.01).	X
23.02	Consent of Arthur Andersen LLP.**
23.03	Consent of Deloitte & Touche LLP.	X
24.01	Power of Attorney (see page 2).	X

*	Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

**	Omitted in reliance on Rule 437a under the Securities Act of 1933.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 13th day of February, 2003.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Michael E. Marks Michael E. Marks Chief Executive Officer and Authorized U.S. Representative

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Michael E. Marks and Robert R.B. Dykes and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including any and all amendments, including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael E. Marks Michael E. Marks	Chief Executive Officer (principal executive officer)	February 13, 2003

/s/ Robert R.B. Dykes Robert R.B. Dykes	President, Systems Group and Chief Financial Officer (principal financial officer)	February 13, 2003

/s/ Thomas J. Smach Thomas J. Smach	Vice President, Finance (principal accounting officer)	February 13, 2003

/s/ Michael J. Moritz Michael J. Moritz	Director	February 13, 2003

Richard L. Sharp	Chairman of the Board

Patrick Foley	Director

/s/ Goh Thiam Poh Tommie Goh Thiam Poh Tommie	Director	February 13, 2003

EXHIBIT INDEX

		Incorporated By Reference
						Filed
Exhibit				Filing	Exhibit	Herewith
No.	Exhibit	Form	File No.	Date	No.

4.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1
4.02	Registrant’s 2002 Interim Incentive Plan, together with forms of Notice of Grant of Stock Option, Share Option Agreement and Share Option Exercise Agreement.					X
4.03	Indenture dated as of October 15, 1997 between Registrant and State Street Bank and Trust Company of California, N.A., as trustee.	8-K	000-23354	10-22-97	10.1
4.04	U.S. Dollar Indenture dated June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.1
4.05	Euro Indenture dated as of June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as trustee.	10-Q	000-23354	08-14-00	4.2
4.06	Credit Agreement dated as of March 8, 2002 among Flextronics International Ltd., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, ABN AMRO Bank N.V. and Fleet National Bank, as co-lead arrangers, Deutsche Banc Alex. Brown Inc., Bank of America, N.A., Citicorp USA, Inc. and Fleet National Bank, as co-syndication agents, The Bank of Nova Scotia, as senior managing agent, BNP Paribas and Credit Suisse First Boston, as managing agents, and Fleet National Bank, as the issue of letters of credit.*	10-K	000-23354	05-03-02	4.04
4.07	Credit Agreement dated as of March 8, 2002 among Flextronics International USA, Inc., the lenders named in Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as agent for the lenders, ABN AMRO Bank N.V. and Fleet National Bank, as co-lead arrangers, Deutsche Banc Alex. Brown Inc., Bank of America, N.A., Citicorp USA, Inc. and Fleet National Bank, as co-syndication agents, The Bank of Nova Scotia, as senior managing agent, BNP Paribas and Credit Suisse First Boston, as managing agents, and Fleet National Bank, as the issue of letters of credit.*	10-K	000-23354	05-03-02	4.05
5.01	Opinion of Allen & Gledhill.					X
15.01	Letter in lieu of consent from Deloitte & Touche LLP, dated February 6, 2003 regarding unaudited interim financial information.					X
23.01	Consent of Allen & Gledhill (included in Exhibit 5.01).					X
23.02	Consent of Arthur Andersen LLP.**
23.03	Consent of Deloitte & Touche LLP.					X
24.01	Power of Attorney (see page 2).					X

*	Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

**	Omitted in reliance on Rule 437a under the Securities Act of 1933.